Exhibit 10.28
CORNERSTONE BIOPHARMA, INC.
Executive Retention Agreement
     THIS EXECUTIVE RETENTION AGREEMENT by and between Cornerstone BioPharma, Inc., a Delaware corporation (the “Company”), and Craig A. Collard (the “Executive”) is made as of February 8, 2006 (the “Effective Date”).
     WHEREAS, the Company recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders, and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) and (b) below:
               (a) an acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group (as defined in 26 CFR 409A(g)(5)(v)(B), a “Group”) that, together with stock previously held by such person or Group, constitutes more than fifty (50%) of the total fair market value or total voting power of the stock of the Company as defined and set forth in 26 CFR 409A(g)(5)(v)(A); provided however, that for purposes of this subsection (a) the following acquisitions shall not constitute a Change in Control: (i) any acquisition of ownership of stock of the Company for the primary purpose of a debt or equity financing of the Company; or (ii) the acquisition of any stock of the Company by any person that is a stockholder of the Company on the date of this Agreement; or (iii) any acquisition in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company immediately prior to the transaction will own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).
               (b) an acquisition by any one person or more than one person acting as a Group of assets of the Company that have a total gross fair market value equal to or more than

90 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition, as defined and set forth in 26 CFR 409A(g)(5)(vii)(A); provided however that for purposes of this subsection (b) the following shall not constitute a Change in Control: any acquisition of any assets of the Company by any person or Group that is a stockholder of the Company on the date of this Agreement.
          1.1 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.2 “Cause” means:
               (a) Any material breach of the terms of Executive’s employment with the Company or the material failure of the Executive to diligently and properly perform the Executive’s duties for the Company, which breach or failure continues ten (10) days or more after the Executive has been given notice of such breach or failure by the Company;
               (b) The Executive’s misappropriation or unauthorized use of the Company’s tangible or intangible property in a manner materially detrimental to the Company, or breach of the Proprietary Information, Inventions, Noncompetition and Nonsolicitation Agreement between the Executive and the Company in a manner materially detrimental to the Company, which misappropriation, use or breach continues ten (10) days or more after the Executive has been given notice of such misappropriation, use or breach, provided that if such misappropriation, use or breach has already resulted in the loss of material property or right or has already been materially detrimental to the Company in a manner not susceptible to cure, such ten-day notice and cure period shall not apply;
               (c) Any material failure to comply with the Company’s policies and/or directives of the Board in a manner materially detrimental to the Company, which failure to comply continues ten (10) days or more after the Executive has been given notice of such failure to comply;
               (d) The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol in any manner that materially interferes with the performance of the Executive’s duties;
               (e) Any dishonest or illegal action (including, without limitation, embezzlement) which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation, which action continues ten (10) days or more after the Executive has been given notice of such action, provided that if such action has already resulted in the loss of material property or right or has already been materially detrimental in a manner not susceptible to cure, such ten-day notice and cure period shall not apply;
               (f) The Executive’s failure to fully disclose any material conflict of interest the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company;
               (g) Any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or
               (h) The Executive’s violation of the Company’s policies prohibiting harassment, unlawful discrimination, retaliation or workplace violence.
          1.3 “Covered Termination” shall mean, within the period of 24 months immediately following a Change of Control, the Executive’s employment (i) is terminated by the Company without Cause (other than on account of death or Disability), or (ii) terminates his employment with the Company for Good Reason. The Executive’s employment shall not be deemed to have terminated for purposes of this Agreement merely because he ceases to be employed by the Company and becomes employed by a successor entity in connection with the Change of Control, if the new employer expressly agrees to be bound by this Agreement as a successor to the company. Similarly, no Covered Termination shall be deemed to have occurred if, upon the occurrence of a Change of Control, the Executive ceases to be employed by the Company and does not accept an offer of employment made by the successor entity in connection with the Change of Control on terms and conditions which, if imposed by the Company, would not give the Executive a basis on which to terminate employment for Good Reason.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (f) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected.
               (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

               (b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;
               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;
               (d) a change by the Company in the location at which the Executive performs his principal duties for the Company to a new location that is more than 50 miles from the location at which the Executive performed his principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;
               (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1; or
               (f) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within ten (10) days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.
     The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.
          1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the termination of the Executive’s employment with the Company prior to the Change in Control Date, (b) the date twenty-four (24) months after the Change in Control Date, if the Executive is still employed by the Company or any successor as of such later date, or (c) the fulfillment by the Company of all of its obligations under Section 4 if the Executive’s employment with the

Company terminates within twenty-four (24) months following the Change in Control Date. “Term” shall mean the period of time beginning on the Effective Date and ending on the first to occur of the above events or conditions.
     3. Employment Status; Termination Following Change in Control.
          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive or the Company from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2.
          3.2 Termination of Employment.
               (a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within twenty-four (24) months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 5 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.
               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

     4. Benefits to Executive. Upon the occurrence of a Covered Termination, Executive shall be entitled to the following:
          4.1 Stock Acceleration.
               (a) effective upon the date of a Covered Termination, each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full; and
               (b) effective upon the date of a Covered Termination, each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.
          4.2 Compensation.
               (a) Termination Without Cause or for Good Reason.
                    (i) the Company shall pay to the Executive in a lump sum in cash on the next regularly scheduled payroll date after the Date of Termination the aggregate of the following amounts:
                         (1) the sum of (A) the Executive’s base salary through the Date of Termination, (B) the product of (x) the annual bonus paid or payable for the most recently completed fiscal year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) payment for any accrued but unused vacation days, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and
                         (2) the amount equal to (A) two multiplied by (B) the sum of (x) the Executive’s highest annual base salary during the three-year period prior to the Change in Control Date and (y) the Executive’s highest annual bonus during the three-year period prior to the Change in Control Date.
                    (ii) The Executive shall be entitled to receive all Company benefits to which the Executive was entitled as of the date of termination, subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to a non-employee (or to the extent such benefits cannot be provided to non-employees, then the Company shall pay to Executive on the first business day of each month during the applicable period the amount that the Company was paying the applicable third party for such benefits immediately prior to the termination of Executive’s employment with the Company), at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive’s termination, for the shorter of: (i) twenty four months following the date of such termination or (ii) until the Executive obtains reasonably comparable coverage from another employer;
                    (iii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and
                    (iv) notwithstanding the foregoing, if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A (“Code Section 409 A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of any severance or other payments under this Section 4 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the date of Executive’s termination of employment, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Executive’s termination date.
               (b) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with the Company, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or his estate, if applicable), in a lump sum in cash on the next regularly scheduled payroll date after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.
               (c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause, then the Company shall (i) pay the Executive, in a lump sum in cash on the next regularly scheduled payroll date after the Date of Termination, the Executive’s annual base salary through the Date of Termination, and (ii) timely pay or provide to the Executive the Other Benefits.
          4.3 Taxes.
               (a) If any amount payable to or other benefit receivable by the Executive in connection with a Change in Control (whether pursuant to this Agreement or otherwise) is deemed to constitute an “excess parachute payment” as defined in Section 280G(b)(l) of the Code, and would result in the imposition on the Executive of an excise tax under the Code, then the amount payable hereunder shall be reduced by the smallest amount required to avoid the imposition of such excise tax. The amount of any adjustment under this Section 4.3 shall be computed by a certified public accountant selected and paid for by the Company (in its sole discretion).
          4.4 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.2(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer.
     5. Disputes.
          5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Raleigh, North Carolina, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     6. Successors.
          6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company at 2000 Regency Parkway, Cary, North Carolina 27511, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.

          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
          8.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of North Carolina, without regard to conflicts of law principles.
          8.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          8.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
          8.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          8.10 Executive’s Acknowledgements. The Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Hutchison+Mason PLLC is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CORNERSTONE BIOPHARMA, INC.

By:	/s/ Chenyqua Baldwin

Name:	Chenyqua Baldwin

Title:	VP – Finance

/s/ Craig A. Collard

Craig A. Collard

Address:

107 Trellingwood Drive
Morrisville, NC 27560